EXHIBIT 99.1


Media Contact:
Kathy Siefert
Arby's Restaurant Group, Inc.
678-514-4152

           ARBY'S(R) SIGNS FRANCHISE DEVELOPMENT AGREEMENTS FOR 51 NEW
                       LOCATIONS THROUGHOUT NORTH AMERICA

        '06 Closed Out With Commitments to Develop 168 Arby's Restaurants

ATLANTA (February 9, 2007) - Arby's Restaurant Group, Inc. signed development agreements during the fourth quarter of 2006 with new and existing franchisees to open 51 Arby's restaurants throughout North America. This brings the total commitments signed in 2006 to 168 Arby's restaurants.

The agreements, which include seven new and 12 existing franchisees, provide for the development of Arby's restaurants in Illinois, Indiana, Louisiana, Michigan, Mississippi, New Jersey, New York, South Carolina, Texas, Utah, West Virginia and Wisconsin in the United States, and British Columbia in Canada.

"We are pleased with the number of development agreements we attracted in 2006," said Tom Garrett, President and COO, Arby's Restaurant Group, Inc. "Our existing franchisees continue to expand their Arby's portfolios because they believe in the brand, and we're seeing new franchisees who recognize that Arby's is truly a one-of-a-kind concept."

The following are details for each signed development agreement with existing franchisees:

        o James Bruno - James Bruno of Bruno Enterprises, Inc. currently owns one Arby's in La Porte, IN, and has agreed to develop an additional restaurant in Westville, IN.
        o Jeff Calhoun - Jeff Calhoun currently owns 20 Arby's restaurants in Alabama, Florida and Mississippi and has signed on to develop six additional. He has been with the Arby's family since 1997.
        o Ronald Cartee - Ronald Cartee, a 17-year veteran of the Arby's system, owns and operates 20 Arby's in Kentucky, Ohio and West Virginia. He has signed on to develop an additional restaurant in Hurricane, WV.
        o David Chen - A franchisee since March 2006 when he brought Arby's back to Manhattan, David Chen, president of United Global Management Group, now owns and operates two Arby's locations in New York and has agreed to open an Arby's restaurant in Massapequa, NY as well as East Meadows, NY.
        o Simon Tai Pang Cheung - Simon Tai Pang Cheung, a franchisee since 1998, opened a restaurant in Kamloops, British Columbia and currently owns five other Arby's restaurants in Alberta, British Columbia.
        o Shoukat Ali Dhanani - A recent Arby's franchisee who opened his first unit in 2006, Shoukat Ali Dhanani of Zesta Foods Inc. has agreed to develop three additional Arby's restaurants in the Houston market. He currently operates one restaurant in Sugar Land, TX.
        o DNC Travel Hospitality Service - DNC Travel Hospitality Service owns and operates one Arby's restaurant in an airport in Tennessee. The company has contracted to open two more Arby's restaurants in Scottsville and Clarence, NY. DNC has been a part of the Arby's family since 1999.
        o David Hancock - David Hancock of D&K Foods, Inc. owns one Arby's restaurant in Riverton, UT and has agreed to open one more in the same city. Hancock has been an Arby's franchisee since 1997.
        o Lynda Malone - Lynda Malone of Lindy Enterprises, LLC has agreed to add another Arby's in Freehold, NJ to her portfolio. She currently owns and operates one Arby's restaurant in Danbury, CT.
        o Miracle Restaurant Group, LLC - Donald Moore, president of Miracle Restaurant Group, LLC, currently owns and operates 45 Arby's throughout Colorado, Illinois and Indiana. A five year veteran of the Arby's system, Moore has committed to six more Arby's restaurants in the Chicago market.
        o J&J Ostrowski Enterprises - Franchisees since 1991, Jeremy and Jennifer Ostrowski currently own and operate five Arby's in Wisconsin and have signed on to open three additional in the Wausau-Rhinelander market.
        o Malik and Abdul Waliany - Malik and Abdul Waliany of Amisha, Inc. and S.M. Good Luck Inc., own and operate12 Arby's restaurants in the Houston market and have agreed to open an additional four more in the area. The Walianys joined Arby's in 1985.

Arby's is pleased to welcome the following new franchisees to the system:

        o  John Boos has agreed to open one Arby's in Grand Haven, MI.
        o Dan and Helen Daigle have committed to open one Arby's restaurant in Houma, LA.
        o Ron Dutton has agreed to open five Arby's restaurants in Staten Island, NY.
        o Frocarro/Braunstein has signed on to develop five Arby's in Long Island, NY.
        o  Henry Goodwin has agreed to develop two Arby's in Orangeburg, SC.
        o  Mohammad Hanif has agreed to open one Arby's restaurant in Emory, TX.
        o Tom Rose has committed to open five Arby's restaurants in various locations throughout Texas.

About Arby's Restaurant Group, Inc.
Arby's Restaurant Group, Inc., based in Atlanta, is the franchisor of the Arby's restaurant system, which consists of more than 3,500 restaurants worldwide, and is owner and operator of more than 1,000 of those restaurants located in the United States. Founded in 1964, Arby's quick service restaurants specialize in offering slow roasted and freshly sliced roast beef sandwiches as well as its Market Fresh(R) deli-style sandwiches, wraps and salads with the convenience of a drive-thru. Arby's offers guests a unique, great tasting alternative to traditional fast food with its one-of-a-kind menu items including the Beef `n Cheddar, Curly Fries and Jamocha shakes. Arby's Restaurant Group also owns and operates the T.J. Cinnamons(R) brand and is a subsidiary of Triarc Companies, Inc. (NYSE: TRY, TRY.B). To learn more about Arby's, please visit www.arbys.com.

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